FIRST AMENDMENT TO

AMENDED AND RESTATED INVESTMENT CONSULTANT AGREEMENT

This First Amendment to the Amended and Restated Investment Consultant Agreement (this “First Amendment”) is by and between AMERICAN FIDELITY ASSURANCE COMPANY (“Company”) and INVESTRUST CONSULTING, LLC (“Consultant”), and amends that certain Amended and Restated Investment Consultant Agreement, effective as of October 30, 2017 (the Amended and Restated Investment Consultant Agreement, as may be amended from time to time, the “Agreement”). Capitalized terms not defined herein shall have the meaning assigned to such terms in the Agreement. Company and Consultant now wish to amend the Agreement as described herein.

AGREEMENT

NOW, THEREFORE, and in consideration for the mutual agreements contained herein, Company and Consultant hereby agree as follows:

1. Effective Date. The effective date of this Second Amendment shall be October 1,

2020.

2. Amendment; Term. The Agreement is hereby amended to provide that the Agreement shall continue and remain in full force and effect until September 30, 2023, unless earlier terminated by either party upon written notice to the other.

3. Amendment; Notice. Section 4.02 is hereby updated to refer to “Investment Management Group” in lieu of “Senior Investment Committee” and “Mark Williams” in lieu of “David Thompson”.

4. Ratification. The parties agree that the Agreement continues in full force and effect, and each of Company and Consultant ratify their obligations thereunder.

IN WITNESS WHEREOF, the parties execute this First Amendment as of the date first above written.

AMERICAN FIDELITY ASSURANCE COMPANY		INVESTRUST CONSULTING, LLC

By:	/s/ Ronald S. Byrne	By:	/s/ Mark Williams
Name:	Ronald J. Byrne	Name:	Mark Williams
Title:	Senior Vice President	Title:	President